Exhibit 99.3

Granite Employee FAQ

1.	What was announced?

•	We announced an agreement to acquire Layne Christensen, a leading water management, construction, and drilling company, in a stock-for-stock merger valued at $565 million, including net debt.

•	This is an exciting milestone in our company’s history and will position Granite as a national leader across both the transportation and water infrastructure markets.

•	Together, the combined company will offer expanded career opportunities as a larger, stronger and more diversified company.

2.	Who is Layne?

•	Based in Houston, Layne has a 135-year plus heritage in providing responsible solutions for the world’s toughest water, mineral and energy challenges.

•	With a #1 position in well drilling and #2 position in cured-in-place pipe (CIPP) rehabilitation, Layne has a broad portfolio with a diverse and growing customer base across a variety of end markets, including municipal, industrial, agriculture, and energy.

•	Layne is a public company listed on the NASDAQ stock exchange, and generated $465 million in revenue through the third quarter of fiscal 2018.

•	Together, Granite and Layne will have nearly 7,000 employees and serve a diverse and growing customer base.

3.	Why is Granite acquiring Layne? How does this fit into Granite’s strategy?

•	We have known and admired Layne for many years.

•	This strategic transaction brings together two complementary organizations to create a platform for growth, delivering significant benefits for shareholders, customers, and employees.

•	Through this transaction, we will be even better positioned to execute our priorities and achieve the objectives of our 2020 strategic plan.

•	Our two companies have complementary cultures and shared core values, with people at the heart of the business. We also have a shared emphasis on ethics, safety, sustainability, and a commitment to the communities in which we work and live.

4.	What does this mean for Granite employees?

•	This transaction is about growth. Together, Granite and Layne will have nearly 7,000 employees and serve a diverse and growing customer base.

•	Employees will benefit from expanded career opportunities as a larger, stronger, and more diversified company. Additionally, Granite employees will benefit from the expertise and specialized skills of Layne employees as we expand our presence in water infrastructure.

•	Until the transaction closes, which is expected to occur in the second quarter of 2018, Granite and Layne will continue to operate as independent companies and it will remain business as usual.

•	It is important that we remain focused on our customers and continue executing on our existing day-to-day priorities.

5.	What does this mean for our customers?

•	This transaction is great news for our customers, and will allow us to serve them better with expanded capabilities.

•	This transaction will broaden our national footprint, particularly in the Midwest, and is consistent with our goal of becoming a full suite provider of construction and rehabilitation services for the water and wastewater market.

•	Until the transaction closes, which is expected to occur in the second quarter of 2018, Granite and Layne will continue to operate as independent companies and it will remain business as usual.

•	As we work to combine our two companies, serving our customers will remain our top priority.

6.	What are the next steps to complete the transaction? What should I expect between now and then?

•	We expect to complete the transaction in the second quarter of 2018, subject to Layne shareholder approval and other customary closing conditions.

•	Until the transaction closes, Granite and Layne will continue to operate as independent companies.

•	During this time, it is important that we remain focused on our customers and continue executing on our existing day-to-day priorities.

•	Over the coming months, we expect to build an integration planning team, led by members of the senior management of both companies. The integration team will work to address how we can best bring our companies together.

7.	How long will the integration process take?

•	Today’s announcement is just the first step in a process.

•	Granite and Layne are well aligned from a culture and strategy perspective, which will support a seamless integration for our employees, customers and partners.

•	The integration planning team will keep you informed as plans are finalized.

8.	Once the acquisition is completed, will Layne continue to operate separately or be integrated into Granite? Will the Layne brand still exist?

•	We expect to build an integration planning team, led by members of the senior management of both companies. The integration team will work to address how we can best bring our companies together.

•	At this stage it’s simply too early to draw any conclusions about the decisions that will be made as a result of what will be a thoughtful, detailed integration process.

•	Although we can’t give a definitive answer to this question yet, we are committed to keeping you informed throughout the integration process.

9.	How will the transaction impact customer relationships?

•	There should be no change from our customers’ perspective. Granite and Layne will continue to operate as independent companies until the transaction closes.

•	As we work to combine our two companies, serving our customers will remain our top priority.

•	We are as committed as ever to providing our customers with the highest standards of quality, safety, and service.

10.	What should I do if I am contacted by an external party such as the media or an investor?

•	We expect today’s announcement will lead to increased interest in Granite from the media and our investors.

•	If you receive an inquiry from the media, please forward them to Jacque Fourchy at jacque.fourchy@gcinc.com or 831-761-4741.

•	If you receive any investor inquiries, please forward them to Ron Botoff at ronald.botoff@gcinc.com at 831-728-7532.

11.	Who can I contact if I have more questions?

•	As we move through this process, we will keep you informed on important developments.

•	If you have any questions, please reach out to Jacque Fourchy at jacque.fourchy@gcinc.com or 831-761-4741.

Forward Looking Statements

All statements included or incorporated by reference in this communication, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Granite’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions made by Granite and Layne, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to: (1) references to the anticipated benefits of the proposed transaction; (2) the expected future capabilities and served markets of the individual and/or combined companies; (3) projections of financial results, whether by specific market segment, or as a whole, and whether for each individual company or the combined company; (4) market expansion opportunities and segments that may benefit from sales growth as a result of changes in market share or existing markets; (5) the financing components of the proposed transaction; (6) potential credit scenarios, together with sources and uses of cash; and (7) the expected date of closing of the transaction.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that may cause such a difference in connection with the proposed transaction include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals for the transaction from governmental authorities or the stockholders of Layne are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Granite or Layne; (5) the ability of Granite or Layne to retain and hire key personnel; (6) competitive responses to the proposed transaction and the impact of competitive products; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; (10) the terms and availability of the indebtedness planned to be incurred in connection with the transaction; and (11) legislative, regulatory and economic developments, including changing business conditions in the construction industry and overall economy as well as the financial performance and expectations of Granite and Layne’s existing and prospective customers. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that Granite will file with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this document, which speak only as of this date. Neither Granite nor Layne undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance of Granite, Layne, or the combined company, following the implementation of the proposed transaction or otherwise.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Granite’s overall business, including those more fully described in Granite’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and Layne’s overall business and financial condition, including those more fully described in Layne’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended January 31, 2017.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Additional Information and Where to Find It

In connection with the proposed transaction, Granite will file a registration statement on Form S-4, which will include a preliminary prospectus of Granite and a preliminary proxy statement of Layne (the “proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the SEC. The registration statement has not yet become effective and the proxy statement/prospectus included therein is in preliminary form. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement/prospectus will be sent to Layne’s stockholders.

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Granite on Granite’s Investor Relations website (investor.Granite.com) or by writing to Granite, Investor Relations, 585 West Beach Street, Watsonville, CA 95076 (for documents filed with the SEC by Granite), or by Layne on Layne’s Investor Relations website (investor.laynechristensen.com) or by writing to Layne Company, Investor Relations, 1800 Hughes Landing Boulevard, Suite 800, The Woodlands, TX 77380 (for documents filed with the SEC by Layne).

Participants in the Solicitation

Granite, Layne, and certain of their respective directors, executive officers, other members of management and employees and agents retained, may, under SEC rules, be deemed to be participants in the solicitation of proxies from Layne stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Layne stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about Granite’s executive officers and directors in its definitive proxy statement filed with the SEC on April 25, 2017. You can find more detailed information about Layne’s executive officers and directors in its definitive proxy statement filed with the SEC on April 28, 2017. Additional information about Granite’s executive officers and directors and Layne’s executive officers and directors will be provided in the above-referenced Registration Statement on Form S-4 when it becomes available.